Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES FIRST QUARTER 2007 EARNINGS

Rochelle Park, New Jersey, May 25, 2007 – United Retail Group, Inc. (NASDAQ-GM: “URGI”) today announced earnings for the first fiscal quarter, ended May 5, 2007.

Net sales for the first quarter of fiscal 2007 increased 1% to $111.0 million from $109.4 million in the prior year period. Comparable store sales for the quarter were flat.

Comparable store sales data does not include online sales from avenue.com, which increased 51% for the quarter versus the same quarter last year.

Net income for the quarter was $114,000, or $0.01 per diluted share, versus $1.9 million, or $0.14 per diluted share, in the first quarter last year.

The provision for income taxes was $0.1 million for the first quarter of fiscal 2007 and $1.2 million for the comparable quarter last year.

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented, “Sales in the first quarter were soft, as the cold weather affected traffic and seasonal merchandise. The soft retail environment in general caused us to have more inventory than we needed during the quarter. In response, we intensified marketing and promotions, which resulted in lower profits. I view the factors affecting the quarter’s results as transient in nature. Going forward, our concept remains sound and on track. The Avenue® brand is well positioned and our product teams are energized.”

He added: “My outlook for the year remains favorable. Four key growth initiatives continue to be our priority for 2007 and beyond. We are focused on improving store productivity, opening new stores, expanding the AVENUE BODY® intimates business and further growing online sales.”

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United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss first quarter results as well as ongoing corporate developments. The call will be broadcast live over the Internet today at 8:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at vcall.com until June 8, 2007. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 485 AVENUE® stores with 2,137,000 square feet of selling space, as well as the website at avenue.com.

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The above portion of this release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission (the “Commission”) contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above portion of this release, which should not be relied upon as current after today’s date.

The figures in this release are preliminary and subject to adjustment in the Company’s Quarterly Report on Form 10-Q to be filed with the Commission.

Contact:	George R. Remeta	Investor Relations/Press:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Leigh Parrish Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

UNITED RETAIL GROUP, INC.

1ST QTR 2007

(000’s, except per common share amounts)

Consolidated Statements of Operations

	13 weeks ended
	(Unaudited)	(Unaudited)
	May 5,	April 29,	Percent
	2007	2006	+ or -

Net sales	$111,024	$109,420	1.5%
Cost of goods sold, including
buying and occupancy costs	85,564	80,994	5.6%
Gross profit	25,460	28,426	-10.4%
General, administrative and store
operating expenses	25,447	25,390	0.2%
Operating income	13	3,036	-99.6%
Interest income	260	226	15.0%
Interest expense	(93)	(143)	-35.0%
Income before income taxes	180	3,119	-94.2%
Provision for income taxes	66	1,183	-94.4%
Net income	$114	$1,936	-94.1%

Weighted average shares outstanding:
Basic	13,718	13,391
Diluted	14,132	14,129

Net income per common share:
Basic	$0.01	$0.14
Diluted	$0.01	$0.14

UNITED RETAIL GROUP, INC.

1ST QTR 2007

(000’s, except store count amounts)

Selected Balance Sheet Data

The Company is preparing its balance sheet as at May 5, 2007 in accordance with generally accepted accounting principles, including FIN 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of Financial Accounting Standards Board Statement No. 109”. The balance sheet will be included in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal 2007. Key Balance Sheet lines not affected by FIN 48 include the following:

	(Unaudited)	(Unaudited)
	May 5,	April 29,
	2007	2006

Cash and cash equivalents	$34,450	$32,954
Inventory (1)	$70,987	$62,413
Total current assets	$121,035	$111,628
Current liabilities (1)	$57,373	$60,956

(1)         Includes import in-transit inventories and corresponding payables of $7.0 million and $4.5 million as of May 5, 2007 and April 29, 2006, respectively.

Statistics	13 weeks ended

	(Unaudited)	(Unaudited)
Store Count	May 5,	April 29,
	2007	2006

Beginning of period	484	500
New	5	0
Closed	(4)	(4)
End of period	485	496

Selling Square Footage

Beginning of period	2,130	2,194
New / Expansion	22	0
Closed	(15)	(12)
End of period	2,137	2,182

Average	2,134	2,188